Exhibit 10.6

AGREEMENT OF PURCHASE AND SALE

(180 acres – Beasley, Texas)

This Agreement of Purchase and Sale (“Agreement”) is entered into by and between Parties identified below.

ARTICLE I
SCHEDULE OF BUSINESS TERMS

The Parties identified below agree to the following Schedule of Business Terms (“Schedule”).

1.1	Acceptance. Seller shall have until 5:00 o’clock p.m., on February 25, 2022, to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

1.2	Brokers.

Broker	Commission

Roy Galvan	2% of the Purchaser Price
At Winhill Advisors Kirby

1.2	Closing Date. The Closing shall occur on a date designated by Purchaser that is not later than thirty (30) days after the expiration of the Feasibility Period, or is otherwise agreed to in writing by Purchaser and Seller (the “Closing Date”).

1.3	Defect Notice. Seller in good faith shall attempt to satisfy the objections set forth in the Defect Notice, if any, within ten (10) days after Seller’s receipt of the Defect Notice.

1.4	Earnest Money. The amount of Earnest Money is Seventy-Five Thousand and No/100 Dollars ($75,000.00).

1.5	Feasibility Period. The Feasibility Period shall be a period of ninety (90) days after the Effective Date. The Feasibility Period may be extended as provided in Section 5.3 of this Agreement

1.6	Items To Be Delivered By Seller. Seller must deliver to the Purchaser within seven (7) days after the Effective Date, the items specified in Section 5.1 of this Agreement.

1.7	Notice/Copies.

A.	Notice to Seller: A copy of any Notice sent to the Seller shall also be sent to:

Daniel L. Ellwood

14825 St. Mary’s Lane, Suite 121

Houston, TX 77079

Telephone: (832) 456-6264

Email: dellwood@stjameslaw.com

B.	Notice to Purchaser: A copy of any Notice sent to the Purchaser shall also be sent to:

John R. Krugh

1800 Bering Drive, Suite 350

Houston, Texas 77057

Telephone: (713) 255-0266

Email: john@krughlaw.com

1.8	Parties. The Parties to this Agreement are:

Seller:	Frank G. Poessel, Jr., Trustee of the Sylvia A. Poessel Testamentary Trust
Address:	P. O. Box 1321
East Bernard, TX 77435
Telephone:	936-499-6064
Email:	frankpoessel@gmail.com
Attention:	Frank Poessel

Purchaser:	Maple Development Group, LLC,
Address:	5847 San Felipe, Suite 4675
Houston, TX 77057

Telephone:	(832) 804-9680
Email:	itiel@mapledevelopmentgroup.com;
Attention:	Itiel Kaplan

1.9	Property. The Property consisting of 180 acres located at 9949-9451 Highway 59, Beasley, Texas 77417 as depicted in Exhibit “A”, which is attached hereto and incorporated herein by reference, along with the house, barns, two water wells, one irrigation well and one gas tap on such 180 acres.

1.10	Purchase Price. The Purchase Price for the Property is: Six Million Three Hundred Thousand and No/100 Dollars ($6,300,000.00) subject to the offsets and credits described herein. The Purchase Price shall be based on Thirty Five Thousand Dollars per acre, to be determined by Survey.

1.11	Title Company. The Title Company is Riverway Title, 5 Riverway Drive, Suite 300, Houston, TX 77056. Attention: Hunter Wright.

1.12	Title Review Period. The Title Review Period shall be the same as the Feasibility Period.

ARTICLE II

TERMINOLOGY AND DEFINITIONS

The Schedule and Exhibits attached to this Agreement are incorporated herein by reference. Titles or captions contained in this Agreement, including the Schedule and Exhibits, are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All references to “Schedule” or “Section” in this Agreement shall refer to the Schedule and Sections of the Agreement, unless otherwise noted.

As used herein:

2.1	“Agreement” means this Agreement of Sale between Seller and Purchaser.

2.2	“Cure Notice” means written notice from Seller to Purchaser of any title or survey objections, or default in performance, that Seller is unable to satisfy.

2.3	“Earnest Money” means the sum of money paid by Purchaser at the time of entering this Agreement in the amount specified in the Schedule.

2.4	“Effective Date” means the date on which the Title Company acknowledges receipt of this Agreement, executed by Seller and Purchaser.

2.5	“Leases” means all information in the possession of Seller (including copies of documents) concerning any leases (including oil and gas leases).

2.6	“Property” means the property described in Exhibit “A.”

2.7	“Purchase Price” means the amount that Purchaser has agreed to pay for the Property, as specified in the Schedule.

2.8	“Survey” means a current on-the-ground survey of the Property dated subsequent to the Effective Date, prepared by the Surveyor.

2.9	“Surveyor” means by a licensed professional surveyor acceptable to Purchaser.

2.10	“Title Commitment” means a current commitment from the Title Company for the issuance of a Title Policy by an underwriter acceptable to the Purchaser, together with complete and legible copies of all instruments referred to in the commitment as conditions or exceptions to title to the Property, including items listed in Schedule C of the commitment.

2.11	“Title Company” means the title company specified in the Schedule.

2.12	“Title Policy” means an Owner’s Policy of Title Insurance in a face amount equal to the Purchase Price issued by the Title Company as agent for an underwriter acceptable to Purchaser on the standard form in use in the State of Texas, insuring good and indefeasible fee simple title to the Property in the Purchaser and containing:

(1)	The Permitted Exceptions;
(2)	the standard printed exceptions;
(3)	the exception relating to restrictions affecting the Property shall be deleted, except for such restrictions as may be included in the Permitted Exceptions;
(4)	at Purchaser’s sole cost and expense, the exception relating to discrepancies, conflicts, or shortages in area or boundary lines or any encroachment or overlapping of improvements which a survey may show shall be amended to read “shortages in area” only; and
(5)	the blank in the printed exception for standby fees and taxes shall show the year of Closing; provided, however, if standby fees or taxes for the current year are due and payable at the time of Closing, Seller shall pay such standby fees and taxes at or prior to Closing, and such exception shall except only to the standby fees and taxes for the year following the Closing and subsequent years; and
(6)	the exception for Rights of Parties in Possession shall be deleted.

ARTICLE III

THE PROPERTY

For the consideration and upon the terms and conditions contained herein, Seller agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller the Property, together with all the rights and appurtenances pertaining thereto. The Property shall be conveyed to Purchaser together with all of Seller’s right, title, and interest in and to: (i) any and all adjacent strips and gores between the Property and any abutting properties, and any land lying in or under the bed of any creek, stream, or waterway or any highway, avenue, street, road, alley, easement, or right-of-way, upon or proposed, in, on, across, abutting, or adjacent to the Property; (ii) all utilities, sewage treatment capacity and water capacity serving or which will serve the Property; and (iii) any easements, leases, rights-of-way, rights of ingress or egress. Except for two drill sites of two acres each and access to same (one in the north tract and one in the south tract), Seller shall waive any and all rights to use or disturb the surface of the Property, including, but not limited to, any rights of ingress and egress with respect to the surface of the Property and any right to investigate, explore, extract, mine, or drill any oil, gas, or minerals or conduct any other activities with respect thereto on or from the surface of the Property.

ARTICLE IV

EARNEST MONEY

Within five (5) business days after the Effective Date, Purchaser shall deliver the Earnest Money to the Title Company. The Title Company shall promptly negotiate the check for cash and hold the proceeds thereof as Earnest Money hereunder in an interest bearing account, insured by the applicable governmental authority providing insurance of accounts and backed by the full faith and credit of the United States Government. Any interest accruing on such account prior to the time such Earnest Money becomes the property of Seller or Seller gains the rights thereto, shall be reported for tax purposes under the tax identification number of Purchaser. After such time as Seller becomes entitled to the Earnest Money, the interest accruing or paid shall be reported under Seller’s tax identification number. All interest accruing on the Earnest Money shall be added to the account and shall be considered as part of the Earnest Money for the purposes of this Agreement. If the Earnest Money is not deposited with the Title Company, this Agreement shall not become effective and neither party shall incur any liability to the other hereunder and this Agreement shall be null and void for all purposes. The Earnest Money shall be applied at closing against the Purchase Price for the Property. Otherwise, the disposition of the Earnest Money shall be determined as provided elsewhere in this Agreement.

ARTICLE V

SURVEY, TITLE AND FEASIBILITY PERIOD

5.1	Items To Be Delivered by Seller. Within the time period specified in the Schedule, Seller shall deliver to Purchaser, at Seller’s expense, the following:

(a)	The Survey. The most recent Survey of the Property currently in Seller’s possession. Seller agrees to sign an Affidavit for the benefit of the Title Company stating that there have been no improvements to the Property since the date of the Survey. If the Title Company does not accept the Survey and the Affidavit for the purpose of deleting the area and boundary exception in the title policy, then Purchaser, at Purchaser’s sole cost and expense shall obtain a new Survey. The new Survey shall: (i) meet or exceed the standards for a Category IA, Condition I or II, as applicable, survey (as defined by Standards for Land Surveys and Specifications for Categories of Surveying of the Texas Surveyors Association); (ii) set forth the gross acreage within the Property; (iii) locate and show the size of any portion of the Property which is currently located in a flood plain or other flood hazard area according to any of the applicable city maps, the Flood Insurance Rate Maps or the Flood Hazard Boundary Maps, issued by the Department of Housing and Urban Development, the Federal Insurance Administration, or the Federal Emergency Management Agency; (iv) locate all existing improvements, easements and rights-of-way (including applicable recording data), encroachments, conflicts, and protrusions affecting the Property and significant matters observed by the Surveyor, whether or not of record; (v) reflect the location and size of all gas, electrical, water, and sewer lines, wires and cable crossings, and anchors or guy wires located on the Property; (vi) show the location of all required building set back lines; (vii) show the location of abutting dedicated public streets providing access to the Property, and all sidewalks, curbs, and driveways; and (viii) show the location and type of fences and other improvements along the boundaries. The surveyor’s certificate shall be in a form acceptable to Purchaser, any lender that will advance all or a portion of the Purchase Price to Purchaser, and the Title Company. The legal description of the Property contained in the new Survey, if different from the description contained in Exhibit “A”, shall be substituted for the description of the Property contained in Exhibit “A”, and the Agreement shall be deemed amended by the substitution of the legal description of the Property contained in the new Survey for the description of the Property contained in Exhibit “A”. The Purchase Price shall be adjusted based on the gross square feet in the legal description for the new survey. As used herein, the term “gross square feet” shall mean the total number of square feet of land within the Property, including any land lying within any existing or proposed alley, street, roadway, right-of-way, easement, river, creek, lake, waterway, drainage-way, rail way, 100-year flood plain, flood prone or special flood hazard area or wetland area. If Purchaser obtains a new survey, Seller shall reimburse Purchaser, at closing for Purchaser’s out-of-pocket expenses, not to exceed $15,000.00.

(b)	The Title Commitment.

(c)	Copies of the ad valorem tax statements covering the Property for the years prior to the date of the Agreement (or the period of time Seller has owned the Property, whichever is less) and, if and when available, for the current year.

(d)	All information in the possession of Seller concerning the Property including, but not limited to, all plans for the development of the Property, all soil reports, traffic studies, engineering studies, and environmental reports, utility and drainage improvement information pertaining to the Property, all information relating to obtaining the approval of local governing bodies for development of the Property, all information regarding present or future zoning of the Property, and all information concerning availability of storm sewers, sanitary sewers, streets, water, or utilities. Seller shall not be required to update any of the documents or reports described in this subparagraph (d) or to provide any documents or reports that are not in Seller’s actual possession.

(e)	True and correct copies of any Leases.

5.2	Title Review Period. Purchaser shall have the number of days specified in the Schedule to review the Survey and Title Commitment and to deliver to Seller the Defect Notice. All items in Schedule C to the Title Commitment (item No. 3) shall automatically be deemed an objection by Purchaser, which Seller shall cure, at or prior to Closing. If there are any other objections by Purchaser, Seller in good faith shall attempt to satisfy such objections within the number of days specified in the Schedule. If Seller is unable to satisfy all of Purchaser’s objections, Seller shall deliver the Cure Notice to Purchaser listing all objections that Seller is unable to satisfy. After receipt of the Cure Notice or, if Seller fails to timely deliver the Cure Notice, Purchaser may either waive such uncured objections and accept such title as Seller is able to convey or terminate this Agreement. Any item: (i) to which Purchaser does not object or which Purchaser waives in writing; and (ii) which is shown on Schedule B of the Title Commitment as of the date of the Defect Notice, shall be deemed a “Permitted Exception”. In no event may any matter or instrument which affects the Property become a Permitted Exception until Purchaser has: (i) been advised in writing of the existence of such matter or instrument; (ii) received a legible copy of the instrument, if any, creating such exception; and (iii) failed to object to the exception within Ten (10) days following Purchaser’s receipt of written notification of the existence of such exception and the instrument creating such exception. Purchaser agrees that any Lease of the Property for agricultural purposes that Seller enters into with a term not exceeding twelve months after the date hereof until Closing shall be deemed a Permitted Exception. If Purchaser terminates this Agreement as provided for herein, then the Earnest Money shall be returned immediately to Purchaser, and neither Seller nor Purchaser shall have any further right or obligation hereunder.

5.3	Feasibility Period. Purchaser shall have the number of days set forth in the Schedule, to conduct an examination of the Property and to review such other matters as Purchaser deems necessary (including, without limitation, a physical Feasibility, an appraisal, an environmental audit, and an engineering Feasibility of the Property) to determine the suitability of the Property for Purchaser’s needs the “Feasibility Period”). Seller will permit Purchaser and such persons as Purchaser may designate to undertake a thorough Feasibility of the Property, including engineering, environmental studies, meeting with various municipalities, etc., all with the cooperation and written consent of Seller where required. No Inspections shall be conducted without Seller’s approval as to the time and manner thereof, which approval shall not be unreasonably withheld, conditioned or delayed. At Seller’s request, any such Inspection shall be performed in the presence of a representative of Seller. Purchaser and its representatives shall not damage the Property during the course of its Feasibilitys and Purchaser shall promptly repair and restore in a workmanlike manner any damage to the Property. Purchaser shall, and hereby does, indemnify and hold Seller harmless from any damage, loss, liability, or expense (including attorneys fees) arising out of Purchaser’s Feasibility; which indemnity shall survive closing or termination of this Agreement. Purchaser acknowledges and agrees that any such Inspections conducted by Purchaser or Purchaser’s agents and representatives shall be solely at the risk of Purchaser. Purchaser shall carry commercial general liability insurance covering all activities conducted by Purchaser, its agents, contractors and engineers on the Property. In the event that Purchaser, in its sole discretion, determines that the Property is not suitable for its needs, then Purchaser may terminate this Agreement on or prior to the expiration of the Feasibility Period. In the event Purchaser delivers such written notice to Seller pursuant to this Section 5.3: (a) this Agreement shall terminate; (b) the parties shall have no further obligation or liability to the other hereunder;

(c)	in consideration for signing this Agreement and granting the Feasibility Period, the Title Company shall pay to Seller the amount of $100 from the Earnest Money; and (d) the balance of the Earnest Money shall be refunded to Purchaser. This right of termination is exercisable by Purchaser in its sole discretion for any reason whatsoever. Purchaser shall also deliver all third-party due diligence materials to Sellers within 5 days after termination. If Purchaser fails to terminate this Agreement prior to the expiration of the Feasibility Period, Purchaser shall be deemed to have waived the contingency set forth in this Section, and elected to proceed with the purchase of the Property. In addition, the Earnest Deposit shall become nonrefundable to Purchaser, but shall remain applicable to the Purchase Price at Closing.

Purchaser may extend the Feasibility Period by an additional 60 days by delivering to the Title Company additional Earnest Money in the amount of $75,000.00, prior to the expiration of the Feasibility Period (the “Additional Earnest Money”). The Additional Earnest Money shall be credited against the Purchase Price at Closing.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Representations and Warranties of Seller. To the best of Seller’s knowledge, Seller makes the following warranties and representations which shall be true and correct as of the Effective Date and, to the best of Seller’s knowledge, on the Closing Date:

(a)	Seller has good and indefeasible fee simple title to the Property, and at the Closing, Seller will have and will convey to Purchaser, good and indefeasible fee simple title to the Property, free and clear of all liens, defects, encumbrances, conditions, exceptions, restrictions, or other matters affecting title except the Permitted Exceptions. Notwithstanding the foregoing, Seller advises Purchaser that an undivided one-half interest in the oil, gas and other mineral estate is not owned by Seller and that Seller will reserve the remaining one-half of the oil, gas and other mineral estate at Closing.

(b)	There is no litigation or proceeding pending or threatened against or relating to any of the Property, and no pending, or, to the knowledge of Seller, threatened or contemplated condemnation actions or special assessments of any nature with respect to the Property. There are no donations or payments to or for schools, parks, fire departments, homeowner associations or any other such entity which are required to be made by the owner of the Property. Seller has received no request (written or otherwise) from any governmental entity with regard to dedication of any of the Property.

(c)	The Property has full access to and from public highways, roads or rights-of-way, and Seller has no knowledge of any fact or condition which would result in the termination of the current access to or from the Property to any presently existing highways, roads or rights-of-way on or adjoining the Property.

(d)	Seller has no knowledge of any pending or contemplated change in any regulation or private restriction, any pending or threatened judicial or administrative action, or any action pending or threatened by third parties applicable to the Property.

(e)	Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

(f)	Seller has no actual knowledge that any part of the Property has been used as a land fill or for the storage or disposal of any hazardous or toxic materials, and no part of the Property contains any materials, whether brought to the Property, deposited thereon, used on the Property, generated on the Property as a product or by-product of activities on the Property, or otherwise: (i) that are or contain polychlorinated bi-phenyls (PCB’s) or asbestos; (ii) that are wastes or other regulated substances under the Resource Conservation and Recovery Act and/or the regulations promulgated or adopted thereunder; (iii) that are hazardous substances or other regulated substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended (or regulations promulgated, adopted or incorporated thereunder); or (iv) that are otherwise classified as hazardous or regulated substances under any federal or applicable state law or regulation. There are no underground storage tanks on the Property and, to Seller’s knowledge, there never have been any underground storage tanks on the Property. The Property has not been used as a landfill or as a dump for garbage or refuse. The Property has been used as farmland and has been fertilized and defoliated in the past. Seller makes no warranties as to whether there may be asbestos in the house or any component of the house on the Property.

(g)	Seller holds title to the Property as trustee of a testamentary trust. This Agreement is binding on Seller. This Agreement is, and all documents required by this Agreement to be executed and delivered to Purchaser at Closing will be, duly authorized, executed, and delivered by Seller.

(h)	Seller has not received written notice and has no actual knowledge of any litigation pending or threatened against Seller that might adversely affect the Property or Seller’s ability to perform its obligations under this contract.

(i)	Seller has not received written notice and has no actual knowledge of violation of any law, ordinance, regulation, or requirements affecting the Property or Seller’s use of the Property.

(j)	Seller has not received written notice and has no actual knowledge that any license, permit, or approval necessary to use the Property in the manner in which it is currently being used has expired or will not be renewed on expiration or that any material condition will be imposed to use or renew the same.

(k)	Seller has not received written notice and has no actual knowledge of any condemnation, zoning, or land-use proceedings affecting the Property or any written inquiries or notices by any governmental authority or third party with respect to condemnation.

(l)	Seller has not obligated itself to sell all or any portion of the Property to any person other than Purchaser. Seller’s performance of this contract will not cause a breach of any other agreement or obligation to which Seller is a party or by which Seller or the Property is bound.

(m)	The copies of Seller’s documents provided by Seller to Purchaser for Purchaser’s inspections will be true, correct, and complete copies of the originals, or the copies of such documents in Seller’s possession or control. The Seller’s documents provided by Seller to Purchaser for Purchaser’s inspections that were prepared by or under Seller’s supervision and control will be true, correct, and complete in all material respects. Unless Seller notifies Purchaser at the time of delivery of any documents provided by Seller to Purchaser that were not prepared by or under Seller’s supervision and control, Seller has no actual knowledge of any material respect in which such Seller’s documents are not true, correct, and complete.

6.2	Covenants of Seller. Seller covenants that, from and after the Effective Date, Seller shall:

(a)	Give Purchaser and Purchaser’s agents and representatives full access to physically inspect the Property and to make such Feasibilitys, surveys, test borings, soil analyses, and other tests and surveys thereon as Purchaser, in its sole discretion, shall deem advisable. Seller shall furnish Purchaser such additional information concerning the ownership, management, operation and the condition of the Property as Purchaser may reasonably request. The expenses of Purchaser’s investigation shall be borne solely by Purchaser.

(b)	Not: (i) perform any grading or excavation, construction, or removal of any improvement or make any other change or improvement on the Property; (ii) create or permit any lien or other encumbrance affecting the Property, other than the lien for taxes not yet due and payable and existing liens to be released at the Closing; (iii) commit any waste or nuisance upon the Property; (iv) impose any easements, covenants, conditions, or restrictions on the Property; (v) institute or participate in any annexation, zoning, platting, or other governmental action regarding the Property; or (vi) enter into or modify any lease or contract which affects the Property other than a lease for agricultural purposes with a term not exceeding twelve months.

(c)	Promptly advise Purchaser in writing, whether received by Seller before or after Closing, of any notices concerning the Property that Seller receives from any appraisal districts, taxing authorities, or any municipal agency having jurisdiction over the Property, and of any litigation, arbitration, or administrative hearing concerning the Property.

(d)	Cause at or prior to Closing the release of all liens and encumbrances (except Permitted Exceptions) against the Property and the cure of all Title Defects which Seller has agreed to cure and shall cooperate in good faith with the Title Company to satisfy all requirements and conditions set forth in the Title Commitment.

(e)	At Seller’s sole cost and expense (unless otherwise requested in writing by Purchaser), Seller shall: (i) effective as of the Closing Date, terminate or cause to be terminated, all management, maintenance, service, or other contracts affecting the Property other than any lease for agricultural purposes with a term not exceeding twelve months; and (ii) from and after the Effective Date until Closing, perform all of Seller’s obligations under any contracts pertaining to the Property (including all leases) and promptly notify Purchaser of any default thereunder.

(f)	During the contract period, Sellers will not enter into any oral or written agreements affecting the Property which might become binding upon Purchaser or the Property after closing, without Purchaser’s written approval.

(g)	Seller, at no expense to Seller, shall reasonably cooperate with Purchaser in Purchaser’s efforts to obtain utility commitments and/or confirmations for its development of the Property, and authorizes Purchaser to freely contact all applicable governmental authorities in connection with obtaining such utility commitments or confirmations or performing any other related due diligence investigations. Seller hereby agrees that it will sign any reasonable authorizations required by such governmental authorities in connection with Purchaser requesting information about utilities or any such other related due diligence inquiries and/or requests for information, provided that Seller is not required to incur any liability by reason of such request. Seller further agrees that it will, at closing, execute all documents necessary to transfer to Purchaser any utility capacity commitments issued in Seller’s name with respect to the Property and to enable the Purchaser, without further agreement or documentation from Seller, to cause such utility commitments to be transferred into the name of Purchaser in the records of all public and private suppliers of utilities with respect to the Property. This provision shall survive the Closing.

6.3 Knowledge Standard. The terms “to the best of the knowledge of the Seller,” “to Seller’s knowledge,” and other phrases of like substance are to be construed to: mean actual knowledge of Seller’s, its officers, directors, partners, and the actual knowledge of facts by the officers, directors, partners, and employees of any parties who are employed by Seller in connection with the management, leasing, and operation of the Property.

6.4. Condition of Property. PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT PURCHASER WILL HAVE, AS OF CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE STATUS OF TITLE TO THE PROPERTY AND THE PHYSICAL CONDITIONS OF THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE PURCHASE OF THE PROPERTY. PURCHASER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, PURCHASER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTY BY PURCHASER AND THAT PURCHASER IS PURCHASING, AND AT CLOSING WILL ACCEPT, THE PROPERTY ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND/OR COVENANTS, EXPRESS OR IMPLIED, OF ANY AND EVERY KIND OR NATURE.

PURCHASER AT CLOSING IS ACCEPTING THE PROPERTY WITH ONLY THE WARRANTIES OF TITLE CONTAINED IN THE DEED OR AS EXPRESSLY STATED THEREIN OR AS EXPLICITLY STATED ON EXHIBIT B TO THIS AGREEMENT.

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION, WARRANTY OR GUARANTY WITH RESPECT TO THE PROPERTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY AS TO THE PROPERTY’S CONDITION, FITNESS FOR A PARTICULAR PURPOSE, QUALITY, FREEDOM FROM DEFECTS OR CONTAMINATION (WHETHER OR NOT DETECTABLE BY INSPECTION), COMPLIANCE WITH ZONING OR OTHER LEGAL REQUIREMENTS OR AS TO THE AVAILABILITY OR EXISTENCE OF ANY UTILITY OR OTHER GOVERNMENTAL OR PRIVATE SERVICES OR AS TO THE AMOUNT OF TAXES ASSESSED TO THE PROPERTY.

6.5 Representations and Warranties of Purchaser. To induce Seller to enter into this Agreement, Purchaser represents and warrants to Seller the following warranties and representations which shall be true and correct as of the Effective Date and on the Closing Date:

(a)	Purchaser has full right, authority and capacity to enter into this Agreement and to consummate the transactions contemplated herein.

(b)	The person executing this Agreement and all documents to be delivered to Seller hereunder on behalf of Purchaser is and shall be duly authorized to do so.

(c)	This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.

(d)	There are no material legal or administrative proceedings pending or, to the best of Purchaser’s knowledge, threatened against or affecting Purchaser.

(e)	No consent, approval or other action of, or filing or registration with any governmental agency, commission or officer is required in connection with the execution or performance by Purchaser of this Agreement or any of the transactions provided for hereunder.

(f)	There has not been filed by or against Purchaser a petition in bankruptcy or insolvency proceedings or for reorganization, or for the appointment of a receiver or trustee.

(g)	Except as specifically set forth in this Agreement, Purchaser acknowledges and agrees that it has not (and shall not) rely upon any statement and/or information from whomsoever made or given (including, but not limited to, any broker, attorney, agent, employee or other person representing or purporting to represent Seller) directly or indirectly, verbally or in writing, and Seller is not and shall not be liable or bound by any such statement and/or information.

6.6 Environmental Matters. AT CLOSING, PURCHASER RELEASES SELLER FROM ANY AND ALL LIABILITY FOR ENVIRONMENTAL PROBLEMS AFFECTING THE PROPERTY, INCLUDING LIABILITY (1) UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (CERCLA), THE RESOURCE CONSERVATION AND RECOVERY ACT (RCRA), THE TEXAS SOLID WASTE DISPOSAL ACT, OR THE TEXAS WATER CODE; OR (2) ARISING AS THE RESULT OF THEORIES OF PRODUCTS LIABILITY AND STRICT LIABILITY, OR UNDER NEW LAWS OR CHANGES TO EXISTING LAWS ENACTED AFTER THE EFFECTIVE DATE AFFECTING THE PROPERTY THAT OCCUR AFTER THE DATE OF CLOSING. THIS RELEASE DOES NOT APPLY WHEN THE ENVIRONMENTAL PROBLEMS AFFECTING THE PROPERTY RESULT FROM SELLER’S OWN NEGLIGENCE OR THE NEGLIGENCE OF SELLER’S REPRESENTATIVE. The provisions of this Section 6.6 will be included in the Deed.

6.7. Development Matters. In connection with the development of the Property into single-family residential lots, Purchaser shall name three (3) streets in a manner acceptable to Seller and Purchaser to honor and remember the land owners of over sixty (60) years.

6.8 Lease Back. Purchaser agrees to lease the Property to Seller for a period not to exceed one hundred eighty (180) days following the date of the Closing. The amount of the rental shall be $1 for each thirty (30) day period. Seller as tenant shall (a) carry general liability and casualty insurance which names Purchaser as an additional insured; and (b) pay for all utilities during the term of the lease. The form of the lease agreement shall be agreed upon during the Feasibility Period.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING/CONDEMNATION

7.1 Conditions Precedent to Purchaser’s Performance. The obligation of Purchaser to close the transaction described in this Agreement shall be subject to the following conditions precedent:

(a)	All the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Effective Date and on the Closing Date, and Seller shall have complied with all covenants and agreements of Seller set forth herein.

(b)	Seller shall have tendered performance of all of its obligations required by this Agreement.

(c)	None of the Sellers or any of the Property shall be subject to any pending or threatened bankruptcy proceeding or similar proceeding at Closing.

(d)	Seller and the owner of remainder of the mineral estate execute and deliver at Closing a Surface Waiver and Designation of Drill Site containing at least the following terms (i) a two acre drill site in the north tract of the Property; (ii) a two acre drill site in the south tract of the Property; (iii) reasonable access to the drill sites; (iv) except for the designated drill sites and related access, a waiver and release of any right to use of the surface of the Property or any part thereof, or to enter the Subject Property within one thousand feet (1,000’) of the surface, for any purpose whatsoever, including but not limited to investigating, exploring, prospecting, or drilling for, and producing, saving and marketing the mineral estate underlying the Property; (v)

In the event that any of the above conditions are not satisfied or waived in writing by Purchaser prior to the Closing, Purchaser may terminate this Agreement by delivery of written notice to Seller on or before the Closing Date. In the event of termination pursuant to this section, the Earnest Money shall be immediately refunded to Purchaser free of any claims by Seller.

7.2 Condemnation. If, prior to the Closing, condemnation proceedings are threatened or commenced with respect to any portion of the Property, Purchaser may terminate this Agreement by delivering a written termination notice to Seller prior to the Closing Date. Prior to Purchaser’s termination of this Agreement, or if Purchaser does not terminate this Agreement, both the Seller and the Purchaser, by and through their respective attorneys, shall have the right to appear in such condemnation proceedings and defend their interests in the Property. Any award in condemnation made prior to the Closing shall become the property of the Seller, and the Purchase Price shall be reduced by the greater of: (a) the amount equal to the product of (i) the per acre purchase price specified in the Schedule multiplied by (ii) the number of gross acres of Property lost in such condemnation or conveyance in lieu of such condemnation (provided, however, Seller shall make no conveyance in lieu of condemnation without Purchaser’s prior written consent); or (b) the amount of the condemnation award. If Purchaser does not terminate this Agreement and elects to close prior to the condemnation award being made, Purchaser shall be entitled to all condemnation awards or consideration in lieu of condemnation, and the Purchase Price shall not be reduced thereby. In the event of termination of this Agreement pursuant to this section, the Earnest Money shall be immediately refunded to the Purchaser, and neither party shall have any further right or obligation under this Agreement.

ARTICLE VIII

CLOSING

8.1 Time and Place. The sale and purchase of the Property shall be consummated at the Closing to be held at the offices of the Title Company as specified in the Schedule.

8.2 Items to be Delivered by Seller at the Closing.

(a)	At the Closing Seller shall deliver or cause to be delivered to Purchaser, at Seller’s expense, each of the following items:

i.	A Special Warranty Deed, duly executed and acknowledged by Seller, granting, conveying and warranting to Purchaser good and indefeasible fee simple absolute title to the Property, free and clear of any liens, encumbrances, easements, restrictions, or other matters affecting title to the Property, except the Permitted Exceptions and Seller’s reservation of all the oil, gas and other minerals under the Property.

ii.	The Title Policy.

iii.	All duly executed and acknowledged deeds and assignments deemed reasonably necessary by Purchaser and containing special warranties of title as Purchaser may require, so as to convey all leases, warranties, and contract rights, and convey all other rights, title and interests constituting a part of the Property to Purchaser, free and clear of all liens, encumbrances, easements, and other matters other than the Permitted Exceptions and the oil, gas and other mineral estate and other rights retained in the deed in paragraph 8.2.(a).i..

iv.	Such evidence that may be reasonably required by Purchaser or the Title Company to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of the Seller.

v.	A certificate in compliance with Section 1445 of the Internal Revenue Code and applicable regulations stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person” as that term is defined in said Section 1445. If Seller fails to deliver such certificate, Purchaser may withhold from the Purchase Price and pay to the Internal Revenue Service the amount required by Section 1445 and applicable regulations.

vi.	An “affidavit of parties in possession” for delivery to the Title Company, stating that there are no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers, except as set forth in the written leases provided to Purchaser during the Feasibility Period.

vii.	Surface waivers, if applicable, reserving two drill sites and access routes, in forms as described in Section 7.1(d).

(b)	At the Closing Purchaser shall deliver or cause to be delivered to Seller, at Purchaser’s expense, each of the following items, in form and substance reasonably satisfactory to Seller and Purchaser:

i.	The Purchase Price in immediately available funds, subject to adjustment and prorations as provided in this Agreement.

ii.	Such evidence that may be reasonably required by Seller or the Title Company to evidence the status and capacity of Purchaser and the authority of the persons who are executing the various documents on behalf of Purchaser; and

iii.	Such other documents or instruments reasonably requested by Seller or the Title Company.

8.3. Adjustments and Prorations. At Closing, the following items shall be adjusted or prorated between Seller and Purchaser:

(a)	Ad valorem taxes for the Property for the then current calendar year shall be prorated in cash as of the Closing Date based on current appraised values. Seller’s pro rata portion of such taxes shall be based upon taxes actually assessed for the then current calendar year or, if for any reason such taxes for the Property have not been actually assessed, such proration shall be based upon current appraised values and adjusted by cash settlement when exact amounts are available. If the Property is assessed and taxed as a part of a larger parcel, then, for purposes of computing tax prorations, a proportionate part of the ad valorem taxes attributable to such larger parcel shall be allocated to the Property on the basis of the ratio between the number of gross acres of the Property and the total number of gross acres comprising such larger parcel, taking into account the value and location of any improvements located on the larger parcel. All special taxes or assessments approved or assessed prior to the Closing Date shall be paid by Seller. Purchaser shall be responsible for and pay prior to delinquency any rollback taxes and shall indemnify and hold Seller harmless against same.

(b)	Seller agrees to pay (i) one-half of all customary escrow fees generally charged by the Title Company; (ii) the premium for the standard Owner’s Title Policy; (iii) costs and expenses for preparation of the Deed; (iv) any costs for recording fees; (v) up to $15,000 as reimbursement to Purchaser for the cost of the Survey; and (vi) Seller’s own attorney fees.

(c)	Purchaser agrees to pay (i) one-half of all customary escrow fees generally charged by the Title Company; (ii) the premium of any endorsements to the Owner’s Title Policy; (iii) all costs and expenses relating to financing the Purchase Price for the Property; and (iv) Purchaser’s own attorney’s fees.

(d)	All other bills or charges pertaining to the Property as of the Closing Date shall be paid by Seller prior to Closing.

(e)	The agreements as to prorations and adjustments in this Section shall survive the Closing. In the event that, subsequent to the Closing, any adjustments made at the Closing pursuant to this Section are determined by the Title Company to be erroneous, then either party hereto who is entitled to additional monies shall invoice the other party for such additional amounts as may be owing, and such amounts shall be paid within ten days from receipt of the invoice.

8.4 Right to Possession. At the Closing and as a condition thereto, Purchaser shall be given full and unrestricted right to possession of the Property, and Seller will execute such instruments and take such action as may be appropriate or required to assure Purchaser of uninterrupted and full possession of the Property, immediately following the Closing. The terms and provisions of this paragraph shall survive the Closing. Notwithstanding the foregoing, Seller shall retain possession of the Property during the term of the temporary lease described in paragraph 6.8.

ARTICLE IX

REMEDIES UPON DEFAULT

9.1. Default by Seller. If Seller fails to timely comply with any condition, covenant, or obligation of Seller hereunder, such failure shall be a default, and Purchaser shall have the right to either: (i) terminate this Agreement by giving written notice thereof to Seller, whereupon the Title Company immediately shall deliver the Earnest Money (and all accrued interest thereon, if any) to Purchaser, free of any claims by Seller, and Purchaser may exercise any other right or remedy it may have at law or in equity by reason of Seller’s default (including, but not limited to, the recovery of attorneys’ fees incurred by Purchaser in connection therewith); (ii) enforce specific performance of Seller’s obligations under this Agreement; or (iii) any other right it may have at law or in equity.

9.2. Default by Purchaser. If all conditions of this Agreement are satisfied and all covenants and obligations to be performed by Seller prior to Closing are fully performed, and if performance of this Agreement is fully tendered by Seller and the sale is not consummated through default by Purchaser, then Seller, as Seller’s sole and exclusive remedy at law or in equity, shall have the right to terminate this Agreement by giving written notice thereof to Purchaser, whereupon neither party shall have any further rights or obligations hereunder, and the Title Company shall deliver the Earnest Money to Seller, free of any claims by Purchaser. The Earnest Money is a reasonable, good faith estimate of actual damages that Seller would suffer, and shall be liquidated damages for Purchaser’s default due to the difficulty, inconvenience, and uncertainty of ascertaining Seller’s actual damages for Purchaser’s default. The payment of the Earnest Money upon Purchaser’s default shall constitute full satisfaction of Purchaser’s obligations hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice, demand, or other communication required to be given or to be served upon any party hereunder shall be in writing and delivered to the person to whom the notice is directed, either:(i) in person; (ii) by United States Mail, as a registered or certified item with return receipt requested; or (iii) delivered by a delivery service (including any express mail or delivery service) that provides a delivery receipt. Notices, demands, or other communications delivered by mail shall be deemed given and received three (3) business days after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper, addressed properly, with proper postage affixed. Any notice, demand, or other communication given other than by certified or registered mail, return receipt requested, shall be deemed to have been given and received when delivered to the address of the party to whom it is addressed as stated in the Schedule. Either party hereto may change its address for notice by giving the other party ten days’ advance written notice of such change of address.

10.2 Agreement to Survive. All representations, warranties, covenants, and agreements contained herein, whether to be performed before or after the Closing Date, shall not be deemed to be merged into or waived by the instruments of the Closing, but shall survive the Closing.

10.3 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement may be assigned by the Purchaser to a single purpose entity for the purpose of owning, developing and selling the Property. If Purchaser so assigns its rights to this Agreement, such assignment shall release Purchaser from all liability hereunder without the necessity of further documentation.

10.4 Interpretation and Applicable Law. THIS CONTRACT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND ALL OBLIGATIONS OF THE PARTIES CREATED HEREUNDER ARE PERFORMABLE IN THE

COUNTY IN WHICH THE LAND IS LOCATED. Where required for proper interpretation, words in the singular shall include the plural; and words of any gender shall include all genders. The descriptive headings of the articles, sections, and paragraphs in this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

10.5 Amendment. Except as provided above with respect to the automatic substitution of the legal description in Exhibit “A”, this Agreement may not be amended and no condition, covenant, or obligation may be waived, except by an agreement in writing signed by Seller and Purchaser.

10.6 Attorneys’ Fees. If either party files a lawsuit in connection with this Agreement, the prevailing party in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or damages as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit.

10.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.

10.8 Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

10.9 Dates. Any act performable on a legal holiday of the United States or the State of Texas or on a Saturday or Sunday shall be performable on the next business day following such date.

10.10 Brokers. If and when this Agreement is closed, but not otherwise, Seller agrees to pay in cash at Closing, real estate commissions to the persons and in the amounts as described in the Schedule. Each party represents and warrants to the other that, except for the persons identified as Brokers in the Schedule, no brokers or finders have been engaged by it in connection with the transactions contemplated by this Agreement, or, to its knowledge, is in any way connected with such transaction. In the event of any claim for broker’s or finder’s fees or commissions in connection with the negotiation, execution, or consummation of this Agreement, then each party shall indemnify, hold harmless, and defend the other party from and against any such claim based upon any statement, representation, or agreement made by, or allegedly made by, the indemnifying party. This indemnity shall survive the Closing or termination of this Agreement. By Purchaser’s execution of this Agreement, Purchaser acknowledges that Purchaser has been advised that Purchaser should have the abstract covering the Property examined by an attorney of Purchaser’s own selection or that Purchaser should be furnished with or obtain an Owner’s Policy of Title Insurance, as is contemplated by this Agreement.

10.11. Construction. The parties acknowledge that they have had the opportunity to be represented by counsel in connection with this transaction and that this Agreement shall be interpreted according to its fair construction and shall not be construed against either party.

10.12. Invalidity. If any provision in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.13. Further Assurances. In addition to the acts recited herein to be performed by Seller, Seller hereby agrees to perform at or after the Closing all further acts as Purchaser may reasonably require to: (i) evidence and vest in Purchaser the ownership of, and title to, all of the Property; and (ii) consummate the transaction contemplated hereunder.

10.14. Time is of the Essence; Waiver. Time is of the essence with respect to every provision of this Agreement. No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy. Except as expressly provided herein, no waiver by either party of any of its rights or remedies hereunder or otherwise shall be effective unless such waiver is evidenced in a written instrument executed by the waiving party.

10.15. Confidentiality. Other than with respect to required governmental disclosures, or with respect to customary financial reporting in the ordinary course of business, Seller shall not, without the prior written consent of Purchaser, disclose to any person or party (except the parties hereto, their respective legal counsel and brokers and the Title Company) the economic terms of this Agreement. This covenant shall survive the Closing or termination of this Agreement.

10.16 No Assumption. Purchaser is acquiring only the Property from Seller and is not the successor of Seller. Purchaser does not assume or agree to pay, or indemnify Seller or any other person or entity against, any liability, obligation, or expense of Seller relating to the Property in any way except, and only to the extent, if any, expressly provided for herein or in the documents executed at Closing.

10.17. Acceptance. Seller shall have until the date and time specified in the Schedule to execute this Agreement and return a fully executed original thereof to Purchaser; otherwise, the offer set forth in this Agreement shall be revoked automatically.

10.18. Electronic Signatures. This Agreement may be executed through electronic signatures, including scanned or telefaxed signatures.

10.19. 1031 Exchange. Seller reserves the right, at or prior to closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price to be otherwise received by Seller and that portion of the Property associated therewith (“1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code, provided Seller shall deliver written notice of its intention to effect a Like-Kind Exchange to Purchaser no later than five (5) days prior to the Closing. Purchaser hereby (a) consents to Seller’s assignment of its rights (but not its obligations) in this Agreement with respect to the 1031 Assets to a QI, and (b) agrees to take all actions reasonably required of it, including, but not limited to, executing, and delivering documents, to permit Seller to affect the exchange described in this Section. Seller acknowledges and agrees that a whole or partial assignment of this Agreement to a QI shall not release Seller from any of its respective liabilities and obligations to Purchaser or expand or modify any liabilities or obligations of Purchaser under this Agreement.

SELLER:		PURCHASER:

FRANK G. POESSEL, JR., TRUSTEE OF THE SYLVIA A POESSEL TESTAMENTARY TRUST		MAPLE DEVELOPMENT GROUP, LLC a Texas limited liability company

By:	/s/ Frank Poessel	By:	/s/ Itiel Kaplan
	Frank Poessel, Trustee		Itiel Kaplan, Manager

ACCEPTANCE BY TITLE COMPANY

The undersigned Title Company hereby acknowledges receipt of the Earnest Money referred to in the foregoing Agreement and agrees to accept, hold, and disburse the Earnest Money in accordance with the provisions of the Agreement and to be bound by the confidentiality requirements of Section 10.15 of the Agreement. The undersigned acknowledges that it is not a party to this Agreement and that it is executing below solely for the purpose of the foregoing acknowledgment and agreement.

Title Company

Riverway Title

By:
Date of Execution	Andrew Wheat, Escrow Officer

EXHIBIT “A”

PROPERTY DESCRIPTION